Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SUNCOKE ENERGY, INC.

SunCoke Energy, Inc., a corporation organized and existing under the laws of the State of Delaware, pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented (the “DGCL”), hereby certifies as follows:

1. The name of this corporation is SunCoke Energy, Inc. The original Certificate of Incorporation was filed on December 8, 2010.

2. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL and by the written consent of its sole stockholder in accordance with Section 228 of the DGCL.

3. This Amended and Restated Certificate of Incorporation restates and amends the original Certificate of Incorporation to read in its entirety as follows:

ARTICLE I

NAME OF CORPORATION

The name by which the corporation is to be known is SunCoke Energy, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company. The Corporation may have such other offices, either within or without the State of Delaware, as the Board of Directors of the Corporation (the “Board of Directors”) may designate or as the business of the Corporation may from time to time require.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL, as from time to time amended.

ARTICLE IV

STOCK

Section 1. Authorized Stock. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 350,000,000 (three hundred fifty million) shares, consisting of (a) 300,000,000 (three hundred million) shares of common stock, par value $0.01 per share (the “Common Stock”), and (b) 50,000,000 (fifty million) shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

Section 2. Common Stock. Except as may otherwise be provided in this Amended and Restated Certificate of Incorporation, in a Preferred Stock Designation (as hereinafter defined), or as required by law, the holders of outstanding shares of Common Stock shall have the right to vote on all questions to the exclusion of all other stockholders, each holder of record of Common Stock being entitled to one vote for each share of Common Stock standing in the name of the stockholder on the books of the Corporation.

Section 3. Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors (or any committee to which it may duly delegate the authority granted in this Article IV) is hereby empowered to authorize the issuance from time to time of shares of Preferred Stock in one or more series, for such consideration and for such corporate purposes as the Board of Directors may from time to time determine, and by filing a certificate pursuant to applicable law of the State of Delaware (hereinafter referred to as a “Preferred Stock Designation”) as it presently exists or may hereafter be amended to establish from time to time for each such series the number of shares to be included in each such series and to fix the designations, powers, rights and preferences of the shares of each such series, and the qualifications, limitations and restrictions thereof to the fullest extent now or hereafter permitted by this Amended and Restated Certificate of Incorporation and the laws of the State of Delaware, including, without limitation, voting rights (if any), dividend rights, dissolution rights, conversion rights, exchange rights and redemption rights thereof, as shall be stated and expressed in a resolution or resolutions adopted by the Board of Directors (or such committee thereof) providing for the issuance of such series of Preferred Stock. Each series of Preferred Stock shall be distinctly designated. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(i) the designation of the series, which may be by distinguishing number, letter or title;

(ii) the number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

(iii) the amounts payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative;

(iv) dates at which dividends, if any, shall be payable;

(v) the redemption rights and price or prices, if any, for shares of the series;

(vi) the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

(vii) the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(viii) whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

(ix) restrictions on the issuance of shares of the same series or of any other class or series; and

(x) the voting rights, if any, of the holders of shares of the series.

ARTICLE V

TERM

The term of existence of the Corporation is to be perpetual.

ARTICLE VI

BOARD OF DIRECTORS

Section 1. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, the number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the total number of directors which the Corporation would have if there were no vacancies.

Section 2. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, commencing with the date of this Amended and Restated Certificate of Incorporation, the directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as is reasonably possible, with the term of office of the first class to expire at the 2012 annual meeting of stockholders, the term of office of the second class to expire at the 2013 annual meeting of stockholders and the term of office of the third class to expire at the 2014 annual meeting of stockholders, with each director to hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of stockholders, commencing with the 2012 annual meeting, (a) directors elected to succeed those directors whose terms then expire shall be elected for a three-year term, with each director to hold office until his or her successor shall have been duly elected and qualified, and (b) if authorized by a resolution of the Board of Directors, directors may be elected to fill any vacancy on the Board of Directors, regardless of how such vacancy shall have been created. No decrease in the number of authorized directors which the Corporation would have if there were no vacancies shall shorten the term of any incumbent director.

Section 3. Subject to the provisions of Article VII, applicable law and the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, and unless the Board of Directors otherwise determines, vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been appointed expires and until such director’s successor shall have been duly elected and qualified. Subject to the provisions of Article VII and the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), voting together as a single class.

Section 4. Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation, after Sunoco, Inc., a Pennsylvania corporation (“Sunoco”), ceases to beneficially own (as such term is defined in Rule 16a-1(a)(2) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) fifty percent (50%) or more of the Voting Stock, the affirmative vote of at least eighty percent (80%) of the voting power of all of the Voting Stock, voting together as a single class shall be required to amend, alter, repeal or adopt any provision as part of this Amended and Restated Certificate of Incorporation inconsistent with the purpose and intent of this Article VI. Neither the amendment, alteration, termination or repeal of this Article VI nor the adoption of any provision inconsistent with this Article VI shall eliminate or reduce the effect of this Article VI in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VI, would accrue or arise, prior to such amendment, alteration, termination, repeal or adoption.

ARTICLE VII

ELECTION, REMOVAL AND REPLACEMENT OF DIRECTORS

Section 1. Until the first date that Sunoco, Inc. ceases to beneficially own (as such term is defined in Rule 16a-1(a)(2) promulgated by the Securities and Exchange Commission under the Exchange Act, in the aggregate, shares entitled to fifty percent (50%) or more of the voting power of all of the Voting Stock, any and all directors may be elected, or removed or replaced, at any time, either with or without cause, by the affirmative vote of a majority of the voting power of all of the Voting Stock, voting together as a single class.

Section 2. For purposes of this Article VII, “Sunoco” shall have the meaning set forth in Article IX of this Amended and Restated Certificate of Incorporation.

Section 3. Notwithstanding anything in this Amended and Restated Certificate of Incorporation to the contrary and in addition to any vote of the Board of Directors required by this Amended and Restated Certificate of Incorporation or the DGCL, until the first date that Sunoco ceases to beneficially own (as such term is defined in Rule 16a-1(a)(2) promulgated by the SEC under the Exchange Act), in the aggregate, fifty percent (50%) or more of the voting power of all of the Voting Stock, the affirmative vote of at least eighty percent (80%) of the voting power of all of the Voting Stock, voting together as a single class shall be required to amend, alter or repeal, or adopt any provision inconsistent with, any provision of this Article VII. Neither the amendment, alteration or repeal of this Article VII nor the adoption of any provision inconsistent with this Article VII shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VII, would accrue or arise, prior to such amendment, alteration, repeal or adoption. This Article VII shall become inoperative and of no effect following the date Sunoco ceases to beneficially own (as such term is defined in Rule 16a-1(a)(2) promulgated by the SEC under the Exchange Act), in the aggregate, shares entitled to fifty percent (50%) or more of the voting power of all of the Voting Stock.

ARTICLE VIII

STOCKHOLDER ACTION

Section 1. Subject to the next sentence and the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation. Any action which, under the DGCL, may be taken at a duly called meeting of stockholders may be taken without a meeting by one or more consents in writing, setting forth the action so taken or to be taken, bearing the date of signature and signed by all of the persons who would be entitled to vote upon such action at a meeting, or by their duly authorized attorneys; provided, however, that until the first date that Sunoco ceases to beneficially own (as such term is defined in Rule 16a-1(a)(2) promulgated by the SEC under the Exchange Act), in the aggregate, fifty percent (50%) or more of the voting power of all of the Voting Stock, any action which, under the DGCL, may be taken at a duly called meeting of stockholders may be taken without a meeting by one or more consents in writing, bearing the date of signature and setting forth the action to be taken, signed by persons holding shares of capital stock entitled to vote a majority of the votes entitled to be voted thereon (or such higher number of votes required for such action by this Amended and Restated Certificate of Incorporation, the by-laws of the Corporation (the “By-laws”), the DGCL or other applicable law), or their duly authorized attorneys. The Secretary of the Corporation shall file such consent or consents, or certify the tabulation of such consents and file such certificate, with the minutes of the meetings of the stockholders.

Section 2. Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or the DGCL, until the occurrence of the Operative Date (as defined in Article IX of this Amended and Restated Certificate of Incorporation), the affirmative vote of least eighty percent (80%) of the voting power of all of the Voting Stock, voting together as a single class shall be required to amend, alter or repeal, or to adopt any provision as part of this Amended and Restated Certificate of Incorporation inconsistent with the purpose and intent of, this Article VIII. Neither the amendment, alteration, termination or repeal of this Article VIII nor the adoption of any provision inconsistent with this Article VIII shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VIII, would accrue or arise, prior to such amendment, alteration, termination, repeal or adoption.

ARTICLE IX

CORPORATE OPPORTUNITIES

In anticipation that the Corporation and Sunoco may engage in the same or similar business activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with Sunoco (including service of officers and directors of Sunoco as directors of the Corporation), the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve Sunoco and its officers and directors, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

Section 1. Subject to any contractual provisions to the contrary, Sunoco shall have the right to, and shall have no duty to refrain from: (i) engaging in the same or similar business activities or lines of business as the Corporation; (ii) doing business with any client or customer of the Corporation; and (iii) employing or otherwise engaging any officer or employee of the Corporation, and neither Sunoco nor any officer or director thereof (except as provided in Section 2 of this Article IX) shall be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of any such activities of Sunoco or of such person’s participation therein. In the event that Sunoco acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both Sunoco and the Corporation, Sunoco shall have no duty to communicate or present such corporate opportunity to the Corporation and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder of the Corporation by reason of the fact that Sunoco pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or entity or does not present such corporate opportunity to the Corporation.

Section 2. If a director or officer of the Corporation who is also a director or officer of Sunoco acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both the Corporation and Sunoco, such director or officer of the Corporation: (i) shall have fully satisfied and fulfilled such person’s fiduciary duty to the Corporation and its stockholders with respect to such corporate opportunity; (ii) shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of the fact that Sunoco pursues or acquires such corporate opportunity for itself or directs such corporate opportunity to another person or does not present such corporate opportunity to the Corporation; (iii) shall be deemed to have acted in good faith and in a manner such person reasonably believes to be in and not opposed to the best interests of the Corporation for the purposes of this Amended and Restated Certificate of Incorporation; and (iv) shall be deemed not to have breached such person’s duty of loyalty to the Corporation or its stockholders or to have derived an improper personal benefit therefrom for the purposes of this Amended and Restated Certificate of Incorporation, if such director or officer acts in good faith in a manner consistent with the following policy:

(i) a corporate opportunity offered to any person who is an officer of the Corporation and who is also a director but not an officer of Sunoco shall belong to the Corporation, unless such opportunity is expressly offered to such person solely in his or her capacity as a director of Sunoco in which case such opportunity shall belong to Sunoco;

(ii) a corporate opportunity offered to any person who is a director but not an officer of the Corporation and who is also a director or officer of Sunoco shall belong to the Corporation only if such opportunity is expressly offered to such person solely in his or her capacity as a director of the Corporation and otherwise shall belong to Sunoco; and

(iii) a corporate opportunity offered to any person who is an officer of both the Corporation and Sunoco shall belong to Sunoco unless such opportunity is expressly offered to such person solely in his or her capacity as an officer of the Corporation, in which case such opportunity shall belong to the Corporation.

Section 3. For the purposes of this Article IX, “corporate opportunities” shall include, but not be limited to, business opportunities that the Corporation is financially able to undertake, which are, from their nature, in the line of the Corporation’s business, are of practical advantage to it and are ones in which the Corporation has an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of Sunoco or its officers or directors will be brought into conflict with that of the Corporation.

Section 4. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article IX.

Section 5. If any contract, agreement, arrangement or transaction between the Corporation and Sunoco involves a corporate opportunity and is approved in accordance with the procedures set forth in Article X of this Amended and Restated Certificate of Incorporation, Sunoco and its officers and directors shall also for the purposes of this Article IX and the other provisions of this Amended and Restated Certificate of Incorporation: (i) have fully satisfied and fulfilled their fiduciary duties to the Corporation and its stockholders; (ii) be deemed to have acted in good faith and in a manner such persons reasonably believe to be in and not opposed to the best interests of the Corporation; and (iii) be deemed not to have breached their duties of loyalty to the Corporation and its stockholders and not to have derived an improper personal benefit therefrom. Any such contract, agreement, arrangement or transaction involving a corporate opportunity not so approved shall not by reason thereof result in any such breach of any fiduciary duty or duty of loyalty or failure to act in good faith or in the best interests of the Corporation or derivation of any improper personal benefit, but shall be governed by the other provisions of this Article IX, this Amended and Restated Certificate of Incorporation, the By-laws, the DGCL and other applicable law.

Section 6. Notwithstanding anything in this Amended and Restated Certificate of Incorporation to the contrary and in addition to any vote of the Board of Directors required by this Amended and Restated Certificate of Incorporation or the DGCL, until the occurrence of the Operative Date (as defined below), the affirmative vote of at least eighty percent (80%) of the voting power of all of the Voting Stock, voting together as a single class shall be required to amend, alter or repeal, or adopt any provision inconsistent with, any provision of this Article IX. Neither the amendment, alteration, termination or repeal of this Article IX nor the adoption of any provision inconsistent with this Article IX shall eliminate or reduce the effect of this Article IX in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such amendment, alteration, termination, repeal or adoption.

Section 7. For purposes of this Article IX:

(i) “Sunoco” means Sunoco, Inc., a Pennsylvania corporation, all successors to Sunoco, Inc. by way of merger, consolidation or sale of all or substantially all of its assets, and all corporations, partnerships, joint ventures, limited liability companies, associations and other entities (a) in which Sunoco, Inc. owns, directly or indirectly, fifty percent (50%) or more of the outstanding voting stock, voting power, partnership interests or similar ownership interests, (b) of which Sunoco, Inc. otherwise directly or indirectly controls or directs the policies or operations or (c) which would be considered subsidiaries of Sunoco, Inc. within the meaning of Regulation S-K or Regulation S-X of the general rules and regulations under the Securities Act of 1933, as amended, now or hereafter existing, but shall not include the Corporation;

(ii) the “Corporation” means the Corporation and all corporations, partnerships, joint ventures, limited liability companies, trusts, associations and other entities in which the Corporation owns (directly or indirectly) fifty percent (50%) or more of the outstanding voting stock, voting power, partnership interests or similar ownership interests; and

(iii) “Operative Date” means the first date on which Sunoco ceases to beneficially own (as such term is defined in Rule 16a-1(a)(2) promulgated by the SEC under the Exchange Act), in the aggregate, shares entitled to twenty percent (20%) or more of the voting power of all of the Voting Stock.

Section 8. Following the Operative Date, any contract, agreement, arrangement or transaction involving a corporate opportunity not approved or allocated as provided in this Article IX shall not by reason thereof result in any breach of any fiduciary duty or duty of loyalty or failure to act in good faith or in the best interests of the Corporation or derivation of any improper personal benefit, but shall be governed by the other provisions of this Amended and Restated Certificate of Incorporation, the By-laws, the DGCL and other applicable law.

ARTICLE X

TRANSACTIONS WITH SUNOCO

In anticipation that the Corporation and Sunoco may enter into contracts or otherwise transact business with each other and that the Corporation may derive benefits therefrom, the provisions of this Article X are set forth to regulate and define certain contractual relations and other business relations of the Corporation as they may involve Sunoco, and the powers, rights, duties and liabilities of the Corporation in connection therewith. The provisions of this Article X are in addition to, and not in limitation of, the provisions of the DGCL and the other provisions of this Amended and Restated Certificate of Incorporation. Any contract or business relation that does not comply with the procedures set forth in this Article X shall not by reason thereof be deemed void or voidable or result in any breach of any fiduciary duty or duty of loyalty or failure to act in good faith or in the best interests of the Corporation or derivation of any improper personal benefit, but shall be governed by the provisions of this Amended and Restated Certificate of Incorporation, the By-laws, the DGCL and other applicable law.

Section 1. No contract, agreement, arrangement or transaction between the Corporation and Sunoco shall be void or voidable solely for the reason that Sunoco is a party thereto, and Sunoco (i) shall have fully satisfied and fulfilled its fiduciary duties to the Corporation and its stockholders with respect thereto; (ii) shall not be liable to the Corporation or its stockholders for any breach of fiduciary duty by reason of the entering into, performance or consummation of any such contract, agreement, arrangement or transaction; (iii) shall be deemed to have acted in good faith and in a manner it reasonably believed to be in and not opposed to the best interests of the Corporation for purposes of this Amended and Restated Certificate of Incorporation; and (iv) shall be deemed not to have breached its duties of loyalty to the Corporation and its stockholders and not to have derived an improper personal benefit therefrom for the purposes of this Amended and Restated Certificate of Incorporation, if:

(i) the material facts as to such contract, agreement, arrangement or transaction are disclosed to or are known by the Board of Directors or the committee thereof that authorizes such contract, agreement, arrangement or transaction, and the Board of Directors or such committee in good faith authorizes such contract, agreement, arrangement or transaction by the affirmative vote of a majority of the disinterested directors, even if the disinterested directors constitute less than a quorum;

(ii) the material facts as to such contract, agreement, arrangement or transaction are disclosed to or are known by the holders of shares of capital stock entitled to vote thereon, and such contract, agreement, arrangement or transaction is specifically approved in good faith by the affirmative vote of a majority of the voting power of all of the Voting Stock, voting together as a single class, excluding from such calculation shares of capital stock that are beneficially owned (as such term is defined in Rule 16a-1(a)(2) promulgated by the SEC under the Exchange Act) or the voting of which is controlled by Sunoco; or

(iii) such contract, agreement, arrangement or transaction, judged according to the circumstances at the time of the commitment, is fair to the Corporation.

Section 2. Directors of the Corporation who are also directors or officers of Sunoco may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee that authorizes such contract, agreement, arrangement or transaction. Shares of Common Stock owned by Sunoco may be counted in determining the presence of a quorum at a meeting of stockholders called to authorize such contract, agreement, arrangement or transaction.

Section 3. Any person or entity purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation will be deemed to have notice of and to have consented to the provisions of this Article X.

Section 4. For purposes of this Article X, any contract, agreement, arrangement or transaction with any corporation, partnership, joint venture, limited liability company, trust, association or other entity in which the Corporation owns (directly or indirectly) fifty percent (50%) or more of the outstanding voting stock, voting power, partnership interests or similar ownership interests, or with any officer or director thereof, shall be deemed to be a contract, agreement, arrangement or transaction with the Corporation.

Section 5. For the purpose of this Article X, “Sunoco” and the “Operative Date” have the meanings set forth in Article IX of this Amended and Restated Certificate of Incorporation.

Section 6. Notwithstanding anything in this Amended and Restated Certificate of Incorporation to the contrary and in addition to any vote of the Board of Directors required by this Amended and Restated Certificate of Incorporation or the DGCL, until the occurrence of the Operative Date, the affirmative vote of at least eighty percent (80%) of the voting power of all of the Voting Stock, voting together as a single class shall be required to amend, alter or repeal, or adopt any provision inconsistent with, any provision of this Article X. Neither the amendment, alteration or repeal of this Article X nor the adoption of any provision inconsistent with this Article X shall eliminate or reduce the effect of this Article X in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article X, would accrue or arise, prior to such amendment, alteration, repeal or adoption.

ARTICLE XI

AMENDMENTS TO BY-LAWS

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the By-laws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal the By-laws under applicable law as it presently exists or may hereafter be amended. Stockholders of the Corporation are authorized to make, alter and repeal the By-laws of the Corporation only pursuant to Article IX of the By-laws of the Corporation.

ARTICLE XII

DIRECTOR LIABILITY

A director of the Corporation shall not be personally liable either to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment or modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

ARTICLE XIII

INDEMNIFICATION

Section 1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “Proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was, at any time during which this provision is in effect (whether or not such person continues to serve in such capacity at the time any indemnification or advancement of expenses pursuant hereto is sought or at the time any Proceeding relating thereto exists or is brought), a director or officer of the Corporation or is or was at any such time serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation (hereinafter, a “Covered Person”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, trustee, employee or agent or in any other capacity while serving as a director, officer, trustee, employee or agent, shall be (and shall be deemed to have a contractual right to be) indemnified and held harmless by the Corporation (and any successor of the Corporation by merger or otherwise) to the fullest extent authorized by the DGCL as the same exists or may hereafter be amended or modified from time to time (but, in the case of any such amendment or modification, only to the extent that such amendment or modification permits the Corporation to provide greater indemnification rights than said law permitted the Corporation to provide prior to such amendment or modification), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, trustee, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in Section 2 of this Article XIII, the Corporation shall indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board of Directors.

Section 2. Right of Claimant to Bring Suit. In accordance with the By-laws of the Corporation, if (a) a claim for indemnification under Article VI of the By-laws or Section 1 of this Article XIII is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, or (b) if a request for advancement of expenses under Article VI of the By-laws or Section 1 of this Article XIII is not paid in full by the

Corporation within twenty (20) days after a statement and the required undertaking, if any, have been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim for indemnification or request for advancement of expenses and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action that, under the DGCL, the claimant has not met the standard of conduct which makes it permissible for the Corporation to indemnify the claimant for the amount claimed or that the claimant is not entitled to the requested advancement of expenses, but (except where the required undertaking, if any, has not been tendered to the Corporation) the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, Independent Counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 3. Non-Exclusivity of Rights. (a) In accordance with the By-laws of the Corporation, the rights conferred in this Article XIII as to indemnification, advancement of expenses and otherwise shall be contract rights between the Corporation and each Covered Person to whom such rights are extended that vest at the commencement of such Covered Person’s service to or at the request of the Corporation and (i) any amendment or modification of this Article XIII that in any way diminishes or adversely affects any such rights shall be prospective only and shall not in any way diminish or adversely affect any such rights with respect to any actual or alleged state of facts, occurrence, action or omission occurring prior to the time of such amendment or modification, or Proceeding previously or thereafter brought or threatened based in whole or in part upon any such actual or alleged state of facts, occurrence, action or omission, and (ii) all of such rights shall continue as to any such Covered Person who has ceased to be a director or officer of the Corporation or ceased to serve at the Corporation’s request as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, as described herein, and shall inure to the benefit of such Covered Person’s heirs, executors and administrators.

(b) All of the rights conferred in this Article XIII, as to indemnification, advancement of expenses and otherwise, (i) shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, By-laws, agreement, vote of stockholders or disinterested directors or otherwise and (ii) cannot be terminated by the Corporation, the Board of Directors or the stockholders of the Corporation with respect to a person’s service prior to the date of such termination.

ARTICLE XIV

INSURANCE

The Corporation may maintain insurance, at its expense, to protect itself and any current or former director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL. To the extent that the Corporation maintains any policy or policies providing such insurance, each such current or former director or officer, and each such agent or employee to which rights to indemnification have been granted as provided in Article VI of the By-laws or Section 1 of Article XIII of this Amended and Restated Certificate of Incorporation, shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage thereunder for any such current or former director, officer, employee or agent.

ARTICLE XV

AMENDMENTS

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware as they presently exist or may hereafter be amended, subject to any limitations contained elsewhere in this Amended and Restated Certificate of Incorporation, the Corporation may adopt, amend or repeal this Amended and Restated Certificate of Incorporation; provided, however, that Articles XI, XII, XIII, XIV and this Article XV may only be amended or repealed by the affirmative vote of the holders of record of no less than eighty percent (80%) of the voting power of all of the Voting Stock, voting together as a single class.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation this the              day of                 , 2011.

SUNCOKE ENERGY, INC.

By: